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                                     FORM 15
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


  Certification and Notice of Termination of Resignation under Section 12(g) of the Securities and Exchange Act of 1934 or
              Suspension of Duty to File Reports under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                                                 Commission File Number: 0-23840
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                               Micrion Corporation
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             (Exact name of registrant as specified in its charter)


             One Corporation Way, Peabody, Massachusetts 01960-7990
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               (Address, including zip code, and telephone number,
                 including area code, of registrant 's principal
                                executive office)


                           Common Stock, no par value
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            (Title of each class of securities covered by this Form)


                                      None
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                  (Title of all other classes of securities for
       which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(ii)      [ ]
  Rule 12g-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(2)(i)       [ ]
  Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(ii)      [ ]
  Rule 12g-4(a)(2)(ii)       [ ]            Rule 15d-6                [ ]
  Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice
date:    1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Micrion Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           MICRION CORPORATION



                                           By: /s/ Nicholas P. Economou
                                               --------------------------------
                                               Nicholas P. Economou, President

Date:  August 16, 1999